Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports record Q3 2026 revenue of $909 million, up 28% year over year

•Announces increased stake in Skydio to 37%, cementing leadership in Drone as First Responder
•Software & Services revenue growth accelerates to 43% year over year, reaches $437 million
•Platform Solutions revenue grows 106% year over year to $125 million
•AI bookings up over 50% year to date; AI ARR surpasses $100 million
•Net income of $57 million increases from a net loss in the prior-year period; Adjusted EBITDA of $236 million increases 33% year over year
Fellow shareholders,

Today, we announce the largest single investment in Axon’s history: a $1.2 billion investment in Skydio. Skydio is one of America’s leading drone technology companies, and this investment increases our ownership stake to 37%. Axon has also entered into an exclusive public safety distribution partnership with Skydio in the U.S. and Canada, further solidifying our position in one of the most transformative technologies of the coming decade. Drones are already helping agencies cut response times dramatically. We expect millions of flying robots to reshape American life in the years ahead and we intend to be at the center of it.

Axon remains on pace to deliver another record year, expecting full-year revenue growth of approximately 30% on top of four consecutive years of growth above 30%. Demand is broad, Software & Services is accelerating and newer businesses are becoming meaningful contributors to our results. The reduction from our prior expectations is concentrated in three large Federal Dedrone deployments representing approximately $130 million of revenue we no longer expect in 2026. Had those deployments remained on pace, our full-year growth outlook would be nearly 500 basis points higher than our current guidance and approximately 200 basis points above our prior guidance — underscoring the robust demand we see across our business.

Software & Services revenue accelerated to 43% year over year growth and reached $437 million. Growth is increasingly driven by our newer software offerings: real-time operations, Axon Records, Axon AI, Axon 911 and Dedrone software collectively reached an annual revenue run rate of nearly $500 million, more than doubling from last year. AI annual recurring revenue surpassed $100 million.

Connected Devices revenue increased 16% year over year to $472 million. Platform Solutions led Connected Devices growth, increasing 106% to $125 million, and underlying performance would have been even stronger absent the delayed timing of an approximately $30 million Federal Dedrone deployment we had expected to recognize during the quarter.

Demand keeps building, and customers are putting more Axon to work in more markets. New five-year bookings are up 25% year to date. Select third-quarter wins show the size and breadth of what customers are deploying:
•$258 million AI Era Plan and body camera expansion with a state Department of Corrections
•$115 million OSP 10 Premium, AI Era Plan and Axon Fusus agreement with a state Department of Corrections
•$40 million OSP 10 Premium and Axon Fleet 3 Advanced expansion with a major metro police department
•$21 million TASER 10 agreement with an international police agency
•$18 million Dedrone deployment with a U.S. federal agency
•$10 million TASER and body-worn camera agreement with an enterprise healthcare provider

We are meeting that demand with an accelerating pace of innovation. In October we introduced Axon Body 5, our latest-generation body camera, and TASER Ion, a new, more flexible TASER device built for a broader range of users and use cases. We launched Axon Guardian, the latest addition to our suite of superintelligence products, and took important early steps toward Axon Gravity, our broader vision to further bring superintelligence capabilities across the public safety workflow. Together, these innovations expand the problems we can solve for customers across more verticals and geographies and open new avenues for durable, long-term growth.

We enter the fourth quarter with high conviction. We expect fourth-quarter revenue in a range of $990 million to $1.01 billion and Adjusted EBITDA of $245 million to $250 million. Our updated full-year outlook excludes approximately $130 million of revenue from the Federal Dedrone deployments discussed above, including the $30 million deployment previously expected in the third quarter and two additional deployments totaling $100 million previously expected in the fourth quarter.

Axon’s long-term position is stronger than ever. We will finish 2026 with a broader portfolio, deeper customer relationships and more avenues for growth than at any point in our history.

Below, we detail our latest product and ecosystem updates, third-quarter financial performance and outlook for the remainder of 2026.
Product & Ecosystem
Axon is building a platform, not a product line. Our latest launches bring more intelligence to the edge, extend our less-lethal portfolio and connect more of the response lifecycle through a common ecosystem.

Skydio
Drones are becoming one of the defining technologies of the decade, and we are taking a major stake in a market leader. Today, we announce an additional $1.2 billion investment in Skydio, which takes our fully diluted ownership to 37%. Axon is also now the exclusive distributor of Skydio for public safety in the U.S. and Canada. Deployed Skydio docks through Axon Air have more than doubled year over year, and we believe Drone as First Responder (DFR) is becoming the new standard of response.

Key highlights include:
•A major stake in a category-defining company: We believe Skydio is positioned to lead in nearly every sector that flying robots touch. We now own 37% of this category definer.
•Exclusive reach in public safety: Axon becomes Skydio’s exclusive public safety distributor in the U.S. and Canada. This extends our lead in public safety technology.
•Scale that already exists: Skydio expects about $1 billion of bookings this fiscal year. It is already operating at scale.
•A faster, more complete response: Combined with Axon 911, Axon Fusus, digital evidence and Dedrone airspace security, Skydio completes an integrated platform that helps agencies detect, understand and respond faster.
•Pure-margin revenue to Axon: Axon acts as a direct channel partner. Revenue is recognized on a net basis in Software & Services.

Two companies, each a leader in its field, are building something bigger than either could alone. Axon extends its network of mission-critical technologies in public safety. Skydio stays free to move fast and build the future of American aerial robotics across many industries.

Axon Body 5
In October we introduced Axon Body 5, a major leap for the camera at the center of our ecosystem. It is built as an increasingly intelligent endpoint across the Axon platform.
Enhancements include:
•25x more processing power vs. prior-generation Axon cameras, creating a stronger hardware foundation to support current and future superintelligence capabilities directly on the device

•Improved connectivity to support public safety 5G network utilization and enable future network resilience with the ability to move between providers and adjust bandwidth in weaker connectivity settings for better live-streaming continuity
•20% longer battery life to provide full shift battery assurance and enhance reliability and performance as camera workloads continue to expand and new superintelligence innovations become available
•4K video and optional Pro model with a dedicated near-focus camera for scanning driver’s licenses and connecting relevant information into Axon Fusus
•Improved audio and optional Pro model front-facing speakers to support capabilities such as real-time translation through Axon Assistant

This is more than a hardware upgrade. Beyond a better camera, Axon Body 5 puts more intelligence directly in the field as our portfolio of superintelligence products expands.

AI Era Plan
Alongside the launch of Axon Body 5, we expanded features available in our suite of superintelligence products, the AI Era Plan, by moving Axon Guardian into general availability. Axon Guardian introduces a new category of field intelligence designed to use connected devices to enhance safety as events unfold. Its first capabilities include:
•Escalation Detection: When an Axon Body 4 or Body 5 camera is recording, Guardian can detect signals of potential conflict in real time and create an alert in Axon Fusus. A remote user can then review the livestream and determine whether additional support is needed.
•Approach Alert: On Axon Fleet 3, Guardian can detect when the door of a stopped vehicle opens and alert the officer through both the in-car display and their body-worn camera.

These features mark another step in the evolution of delivering superintelligence capabilities for our customers and showcase where we believe the future is going – connected, intelligent devices at the edge with superintelligence-powered software that supports customers before, during and after the moment.

“When Tampa became the first major agency to adopt Axon’s AI Era Plan, we recognized the potential for AI to do much more than simply automate tasks. It could give officers valuable time back, improve communication, and help them make better use of information, ultimately allowing them to focus more of their time and energy on fighting crime and serving the community.

Now, as I help educate the next generation of public safety leaders, I am even more convinced that we are at the beginning of a fundamental transformation in how technology can support our profession. What makes Axon’s approach special is that its AI technology is being designed around the real-world responsibilities, challenges, and mission of public safety.” — Lee Bercaw, Retired Tampa Police Chief and Associate Professor of Instruction, University of South Florida

TASER Ion
Intelligence helps customers understand a situation. When intervention is required, less-lethal technology is still essential. TASER Ion is an entirely new device designed to extend the reach of our TASER products. This pocket-sized form factor expands the application of the technology into environments where our traditional devices can be less practical.

Examples include undercover operations, personal and executive protection and use cases where attire, visibility or limited carry space may otherwise leave personnel with fewer options between physical engagement and a firearm. We believe this highly capable device creates an opportunity to expand our existing TASER user base, and we have already seen demand beginning to build just weeks after its introduction.

Key capabilities include:
•Flexible, discreet carry: A palm-sized, non-pistol design with belt, inside-the-waistband, deep-pocket and MOLLE options, allowing personnel to maintain a lower profile without leaving a less-lethal option behind
•More options when intervention is necessary: Four individually deployed probes, compared to 10 for TASER 10, with a range from close contact to 45 feet (13.7 m), plus a green laser and built-in LED light for greater visibility

•Accountability built in: Activity logging for upload to Axon Evidence, with optional wireless sharing, alerts and weapon behavior data to help organizations align use with policy and authorized assignments

The breadth and impact of our product investments is increasingly visible in our financial results, with newer products and software becoming meaningful contributors alongside our core businesses.
Q3 2026 Summary Results
Total revenue increased 28% year over year to $909 million, led by Software & Services, which accelerated to 43% growth and reached $437 million. Connected Devices revenue increased 16% to $472 million, with growth moderating sequentially due to normal third-quarter seasonality and the timing of an approximately $30 million Federal Dedrone deployment we had expected to recognize during the quarter. As our counter-drone business scales, particularly with Federal and international customers, the size and hardware-heavy nature of these deployments can create greater quarter-to-quarter variability in revenue timing.

Total company gross margin of 56.7% decreased from 60.1% in the prior-year period, and Adjusted gross margin was 59.2%, compared to 62.7% in the prior-year period. The decrease in gross margin and Adjusted gross margin was primarily driven by an increased mix of counter-drone equipment, higher memory costs and scaling of new product categories.

Operating income increased to $42 million, compared to a loss from operations of $2 million in the prior-year period, reflecting higher revenue and operating leverage.
•Cost of goods sold of $394 million, or 43% of revenue, including $13 million of stock-based compensation expense
•SG&A expense of $280 million, or 31% of revenue, including $78 million of stock-based compensation expense
•R&D expense of $192 million, or 21% of revenue, including $65 million of stock-based compensation expense

Net income was $57 million (6.3% net income margin), or $0.68 per diluted share, compared to a net loss of $2 million (0.3% net loss margin) or ($0.03) per diluted share in the prior-year period.

Non-GAAP net income was $144 million (15.8% non-GAAP net income margin), or $1.72 per diluted share, compared to $103 million (14.5% non-GAAP net income margin) or $1.24 per diluted share in the prior-year period.

Adjusted EBITDA increased 33% year over year to $236 million, representing an Adjusted EBITDA margin of 25.9%. Adjusted EBITDA reflects continued operating leverage and a more favorable revenue mix led by accelerating Software & Services growth. This performance demonstrates our ability to deliver strong profitability even as we invest behind newer, hardware-intensive businesses with significant long-term growth potential.

Operating cash flow was $20 million, compared to $60 million in the prior-year period. This included approximately $100 million of cash used in the quarter related to our strategic inventory investment to support product availability and supply chain resilience, in addition to ongoing investment as we scale to support growth.

Free cash flow was an outflow of $19 million, compared to an inflow of $33 million in the prior-year period, primarily reflecting the impact of our inventory investment, which totaled approximately $100 million in the quarter.
As of September 30, 2026, Axon had $1.7 billion in cash, cash equivalents and short-term investments and $2.9 billion of outstanding convertible and senior notes, resulting in a net debt position of $1.2 billion, up $182 million sequentially.

Detailed definitions of our non-GAAP financial measures and caution regarding their use are included later in this letter.

Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	30 SEP 2026	30 JUN 2026	30 SEP 2025	QoQ	YoY
	(in thousands)
Revenue	$437,030	$397,836	$305,242	9.9%	43.2%
Gross margin	71.4%	71.3%	73.8%	10 bp	(240) bp
Adjusted gross margin	75.0%	75.1%	76.8%	(10) bp	(180) bp
•Software & Services revenue grew 43% year over year to $437 million, driven by growth in users and increasing adoption of premium solutions by existing customers. Growth is increasingly benefiting from newer software offerings, including AI, real-time operations, Axon Records and Axon 911.
•Software & Services gross margin was 71.4%, compared to 73.8% in the prior-year period. Adjusted gross margin was 75.0%, compared to 76.8%. The year over year decrease in gross margin and Adjusted gross margin was primarily driven by the scaling of new product offerings and a higher mix of professional services revenue. Software-only gross margin continued to exceed 80%.

Connected Devices

	THREE MONTHS ENDED			CHANGE
	30 SEP 2026	30 JUN 2026	30 SEP 2025	QoQ		YoY
	(in thousands)
Revenue	$471,524	$506,553	$405,399	(6.9)%		16.3%
Gross margin	43.0%	51.9%	49.9%	(890)	bp	(690)	bp
Adjusted gross margin	44.6%	53.4%	52.1%	(880)	bp	(750)	bp
•Connected Devices revenue grew 16% year over year to $472 million, led by Dedrone and continued adoption of Axon Body 4, partially offset by lower legacy TASER volume. Growth would have been stronger absent the timing of an approximately $30 million Federal Dedrone deployment we had expected to recognize during the quarter.
•Connected Devices gross margin was 43.0%, compared to 49.9% in the prior-year period. Adjusted gross margin was 44.6%, compared to 52.1%. The year over year decrease in gross margin and Adjusted gross margin was primarily driven by the increased mix of counter-drone equipment and higher memory costs. The sequential change is primarily attributable to the absence of global tariff refunds recognized in the prior quarter.

Forward-Looking Operating Metrics

	30 SEP 2026	30 JUN 2026	31 MAR 2026	31 DEC 2025	30 SEP 2025

Annual recurring revenue ($ millions) (1)	$1,750	$1,639	$1,493	$1,347	$1,252
Net revenue retention (1)	126%	126%	125%	125%	124%
Future contracted bookings ($ billions) (1)	$15.8	$15.1	$14.3	$14.4	$11.4
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 40% year over year to $1.8 billion, reflecting continued adoption of premium software offerings, including the AI Era Plan, real-time operations, Axon Records and Axon 911.
•Net revenue retention was 126%, reflecting our ability to deliver additional value to customers over time with de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans that include a variety of premium software offerings. This SaaS metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.

•Future contracted bookings grew 39% year over year to $15.8 billion. This operational metric tracks total unfulfilled contracted bookings for products and services, including remaining performance obligations, as well as contracts with certain termination or other clauses that are not otherwise included in remaining performance obligations. We expect to fulfill approximately 20% to 25% of this balance over the next 12 months, with the remainder generally expected to be fulfilled over the following 10 years.
Outlook
The following forward-looking statements reflect Axon’s expectations as of November 5, 2026 and are subject to risks and uncertainties. Please refer to “Forward-Looking Statements” below for additional information.

Q4 2026
•Revenue: We expect revenue of $990 million to $1.01 billion.
•Adjusted EBITDA: We expect Adjusted EBITDA of $245 million to $250 million.
◦We provide Adjusted EBITDA margin guidance, rather than net income margin guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide forward-looking reconciliations of these measures.

FULL YEAR 2026
•Revenue: Our fourth-quarter revenue guidance implies full-year 2026 revenue of approximately $3.61 billion to $3.63 billion, representing approximately 30% annual growth. The reduction from our prior guidance of 32% to 34% annual growth reflects the exclusion of three Federal Dedrone deployments totaling approximately $130 million that were contemplated in our prior expectations. Had the three Federal Dedrone deployments remained on pace for 2026, our full-year growth outlook would be nearly 500 basis points higher than our current guidance and approximately 200 basis points above the midpoint of our prior guidance.
•Adjusted EBITDA: Our fourth-quarter Adjusted EBITDA guidance implies full-year 2026 Adjusted EBITDA of $924 million to $929 million. This represents a full-year Adjusted EBITDA margin of approximately 25.6%, a 10 basis point increase from prior margin guidance of 25.5%.
•Free cash flow: We expect full-year 2026 free cash flow of $350 million to $400 million, modestly below our prior target of $450 million due to our accelerated inventory investment to strengthen product availability and supply chain resilience. In aggregate, our inventory strategy is expected to utilize $225 million in cash for the full year. Excluding this strategic inventory investment, which we expect to moderate after the first quarter of 2027, free cash flow conversion on Adjusted EBITDA would be on track to exceed our long-term target of 60%.
•Stock-based compensation: We expect stock-based compensation expense of approximately $570 million to $600 million, a decrease from $590 million to $620 million previously.
◦Full-year 2026 stock-based compensation expense includes approximately $240 million related to the broad-based Employee XSP and the CEO Performance Award, primarily within SG&A and R&D. These performance-based incentive programs are tied to stock price, operational and time-based requirements.
•CapEx: We expect 2026 CapEx to be in the range of $130 million to $150 million, a decrease from $160 million to $190 million.
◦Our 2026 capital expenditure plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters.
Quarterly conference call and webcast
We will host our Q3 2026 earnings conference call webinar on Thursday, November 5 at 2:00 p.m. PT / 5:00 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/93430641216.

Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments — meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unfulfilled contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses that exclude them from remaining performance obligations. Total future contracted bookings for products and services represent total orders that the Company has received and not yet performed. Such cumulative gross bookings include amounts associated with third-party agent arrangements, where we may only recognize the net portion expected to be paid on behalf of our customers as revenue. The amounts associated with third-party agent arrangements not recognized will be eliminated from future contracted bookings upon fulfillment. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract modifications or cancellations. This operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.

Bookings: This operational metric represents total product and service orders the Company received during the period, including customer contracts with certain termination or cancellation clauses, optional periods or other clauses, as well as customer orders associated with third-party agent arrangements. To facilitate comparison across end markets with varying contract durations, the Company also presents five-year bookings, which reduces the value of contracts with durations longer than five years to only include the value of the first five years in the contract. A contract with a duration of five years or shorter is included at its full contract value and not adjusted. The Company provides this metric as growth in newer end markets, including international and enterprise, increases the mix of contracts with shorter durations than those often signed in state and local public safety. Management believes five-year bookings provides a comparable view of underlying demand across end markets and periods.

Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted gross margin, non-GAAP net income, non-GAAP net income margin, non-GAAP diluted earnings per share, free cash flow and adjusted free cash flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.
Beginning in the quarterly period ended March 31, 2026, we updated Adjusted EBITDA to exclude all components of other income (loss), net, including foreign currency exchange gains and losses, net and fees related to our Credit Agreement, as these items are not considered representative of our core operating results. Comparable prior periods were not recast because the impact was de minimis.
Beginning in the quarterly period ended March 31, 2026, we updated non-GAAP Net Income and non-GAAP Diluted Earnings per Share to exclude amortization of acquired intangible assets, as the portion of the purchase price assigned to the intangible assets and the corresponding amortization period can differ from one acquisition to another, and we do not consider this activity to be representative of our core ongoing operations. Comparable prior periods were recast, including the related income tax effects.
Beginning in the quarterly period ended June 30, 2026, we updated Adjusted EBITDA and Adjusted Gross Margin to exclude jurisdiction-specific compensation-related taxes directly associated with Employee XSP vesting events, expanding our historical adjustment for payroll taxes to include such activities. Comparable prior periods were not recast because the impact was de minimis.
•EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
•Adjusted EBITDA (most comparable GAAP measure: Net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; all components of other income (loss), net, which is primarily comprised of fair value adjustments and income or losses related to strategic investments and marketable securities, debt inducement expense associated with the early repurchase of a portion of our 2027 Notes, foreign currency exchange gains and losses, net, and fees incurred related to our Credit Agreement; noncash stock-based compensation expense; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements and certain compensation costs directly related to employee integration activities; non-recurring severance costs, including employee cash payments, equity, and related benefits; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; mark-to-market adjustments on our non-qualified deferred compensation liabilities; compensation taxes related to Employee XSP vesting; losses incurred as a result of the disposal, abandonment, and impairment of property, equipment, and intangible assets; and inventory step-up amortization related to acquisitions.
•Adjusted EBITDA margin (most comparable GAAP measure: Net income margin) – Adjusted EBITDA as a percentage of net sales.
•Adjusted gross margin (most comparable GAAP measure: Gross margin) – Gross margin before noncash stock-based compensation expense; compensation taxes related to Employee XSP vesting; amortization of acquired intangible assets; non-recurring severance costs, including employee cash payments, equity, and related benefits; and inventory step-up amortization related to acquisitions.
•Non-GAAP net income (most comparable GAAP measure: Net income) – Net income excluding fair value adjustments and income or losses related to strategic investments and marketable securities; the costs of noncash stock-based compensation expense; amortization of acquired intangible assets; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; compensation taxes related to Employee XSP vesting; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; non-recurring severance costs, including employee cash payments, equity, and related benefits; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; and inventory step-up amortization related to acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP net income margin (most comparable GAAP measure: Net income margin) - Non-GAAP net income as a percentage of sales.
•Non-GAAP diluted earnings per share (most comparable GAAP measure: Earnings per share) – Measure of the Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.
•Free cash flow (most comparable GAAP measure: Cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment.
•Adjusted free cash flow (most comparable GAAP measure: Cash flow from operating activities) – Free cash flow, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: Axon's future results and the benefits anticipated to be realized from the strategic investment in Skydio; the expected timing and requirements for closing the strategic investment; the ongoing and future commercial relationship between Axon and Skydio; the timing and financial impacts of the strategic investment and other uncertainties and contingencies in connection with the foregoing; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; strategies and trends relating to subscription plan programs and revenues; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; the timing of product shipment and delivery; strategies and trends, including the amounts and benefits of R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2026 full-year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, free cash flow conversion on Adjusted EBITDA and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the possibility that the closing of the strategic investment does not occur or is delayed, including resulting negative impacts to the commercial relationship between Axon and Skydio; failure to satisfy the conditions to closing the strategic investment; negative effects of the announcement of the strategic investment; potential litigation associated with the strategic investment; our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.
About Axon
Axon (Nasdaq: AXON) is the global leader in public safety technology supporting state, local, federal and international public safety agencies with technology designed to Protect Life. Complementing its mission, Axon’s growing Enterprise market focuses on protecting critical infrastructure and frontline workers across multiple industries including corporate security, hospitality, retail and healthcare. Founder-led since 1993, Axon builds products with transparency and responsibility. From TASER energy devices to today’s connected network of hardware - including cameras, drones, and robotics - cloud software, sensors, and AI tools, the Axon Ecosystem helps seamlessly protect people and places when it matters most. To ensure these technologies align with community expectations, Axon’s independent Ethics & Equity Advisory Council guides the ethical, inclusive, and accountable design of its products and services. Learn more about the EEAC and Axon’s Responsible Innovation framework at https://www.axon.com/responsibility.
Non-Axon trademarks are property of their respective owners.
Axon, Axon 911, Axon Air, Axon Assistant, AI Era Plan, Axon Body, Axon Ecosystem, Axon Evidence, Axon Fleet, Axon Fusus, Axon Records, Dedrone, OSP, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Net sales from products	$471,524	$506,553	$405,399	$1,430,898	$1,122,655
Net sales from services	437,030	397,836	305,242	1,189,390	860,157
Net sales	908,554	904,389	710,641	2,620,288	1,982,812
Cost of product sales	268,629	243,861	203,173	744,646	566,861
Cost of service sales	124,947	114,081	80,120	336,931	219,121
Cost of sales	393,576	357,942	283,293	1,081,577	785,982
Gross margin	514,978	546,447	427,348	1,538,711	1,196,830
Operating expenses:
Selling, general and administrative	280,496	290,982	252,803	830,571	718,524
Research and development	192,402	208,687	176,674	590,039	490,264
Total operating expenses	472,898	499,669	429,477	1,420,610	1,208,788
Income (loss) from operations	42,080	46,778	(2,129)	118,101	(11,958)
Interest income	5,657	6,815	23,941	23,083	57,798
Interest expense	(28,337)	(28,101)	(28,912)	(85,081)	(65,419)
Other income net	59,520	7,192	22,803	255,722	104,790
Income before provision for income taxes	78,920	32,684	15,703	311,825	85,211
Provision for (benefit from) income taxes	21,914	3,257	17,889	56,080	(36,700)
Net income (loss)	$57,006	$29,427	$(2,186)	$255,745	$121,911
Net income (loss) per common and common equivalent shares:
Basic	$0.70	$0.37	$(0.03)	$3.17	$1.57
Diluted	$0.68	$0.36	$(0.03)	$3.08	$1.48
Weighted average number of common and common equivalent shares outstanding:
Basic	81,044	80,573	78,416	80,592	77,774
Diluted	83,673	82,541	78,416	82,928	82,218

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)
(unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2026			30 JUN 2026			30 SEP 2025
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$233,040	$—	$233,040	$261,321	$—	$261,321	$237,950	$—	$237,950
Personal Sensors (2)	113,532	—	113,532	95,392	—	95,392	106,677	—	106,677
Platform Solutions (3)	124,952	—	124,952	149,840	—	149,840	60,772	—	60,772
Software & Services	—	437,030	437,030	—	397,836	397,836	—	305,242	305,242
Total	$471,524	$437,030	$908,554	$506,553	$397,836	$904,389	$405,399	$305,242	$710,641
____________________________________________________________________________________
(1)'TASER' includes TASER devices, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes fleet in-car video, interview room, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026			30 SEP 2025
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$727,214	$—	$727,214	$649,679	$—	$649,679
Personal Sensors (2)	317,675	—	317,675	287,901	—	287,901
Platform Solutions (3)	386,009	—	386,009	185,075	—	185,075
Software & Services	—	1,189,390	1,189,390	—	860,157	860,157
Total	$1,430,898	$1,189,390	$2,620,288	$1,122,655	$860,157	$1,982,812
____________________________________________________________________________________
(1)'TASER' includes TASER devices, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes fleet in-car video, interview room, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

AXON ENTERPRISE, INC.
SALES BY GEOGRAPHY
(in thousands)
(unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	30 SEP 2026		30 JUN 2026		30 SEP 2025
United States	$772,026	85%	$742,307	82%	$593,939	84%
Other countries	136,528	15	162,082	18	116,702	16
Total	$908,554	100%	$904,389	100%	$710,641	100%

	NINE MONTHS ENDED		NINE MONTHS ENDED
	30 SEP 2026		30 SEP 2025
United States	$2,160,860	82%	$1,660,695	84%
Other countries	459,428	18	322,117	16
Total	$2,620,288	100%	$1,982,812	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
EBITDA and Adjusted EBITDA:
Net income (loss)	$57,006	$29,427	$(2,186)	$255,745	$121,911
Depreciation and amortization	32,357	31,615	21,310	93,318	59,829
Interest expense	28,337	28,101	28,912	85,081	65,419
Investment interest income	(5,657)	(6,815)	(23,941)	(23,083)	(57,798)
Provision for (benefit from) income taxes	21,914	3,257	17,889	56,080	(36,700)
EBITDA	$133,957	$85,585	$41,984	$467,141	$152,661

Non-GAAP adjustments:
Other income, net	$(59,520)	$(7,192)	$(22,893)	$(255,722)	$(105,981)
Stock-based compensation expense	151,312	144,320	146,152	429,317	425,635
Transaction and integration costs related to strategic investments and acquisitions (1)	7,242	4,560	4,774	18,290	9,731
Compensation taxes related to Employee XSP vesting	185	9,417	—	9,717	9,782
Litigation and regulatory costs	2,380	1,886	5,490	5,600	8,313
Severance costs (1)	—	681	—	2,730	—
Non-qualified deferred compensation liability adjustments	—	2,767	1,073	2,137	2,634
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	104	—	430	104	430
Inventory step-up amortization	—	—	—	—	607
Adjusted EBITDA	$235,660	$242,024	$177,010	$679,314	$503,812
Net income (loss) as a percentage of net sales	6.3%	3.3%	(0.3)%	9.8%	6.1%
Adjusted EBITDA as a percentage of net sales	25.9%	26.8%	24.9%	25.9%	25.4%

Stock-based compensation expense:
Cost of product and service sales	$12,960	$11,341	$12,703	$35,010	$38,151
Selling, general and administrative expenses	78,233	70,988	75,072	215,740	218,606
Research and development expenses	65,172	61,667	58,377	184,312	168,878
Total stock-based compensation expense	$156,365	$143,996	$146,152	$435,062	$425,635
Non-recurring compensation costs (2)	5,053	(324)	—	5,745	—
Total stock-based compensation expense, excluding non-recurring costs	$151,312	$144,320	$146,152	$429,317	$425,635
____________________________________________________________________________________
(1)For the three and nine months ended September 30, 2026, non-recurring compensation costs were $5.5 million and $8.2 million, respectively. These costs consisted of stock-based compensation, cash payments and employee benefits, the majority of which derived from acquisition integration activities.
(2)For the three and nine months ended September 30, 2026, stock-based compensation expense included $5.1 million and $5.7 million in non-recurring costs, respectively. The majority of these non-recurring costs derived from acquisition integration activities, and were recorded in selling, general and administrative expenses.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Non-GAAP net income:
GAAP net income (loss)	$57,006	$29,427	$(2,186)	$255,745	$121,911
Non-GAAP adjustments:
Income from investments and marketable securities, net	(59,741)	(6,784)	(22,893)	(257,614)	(134,647)
Stock-based compensation expense	151,312	144,320	146,152	429,317	425,635
Amortization of acquired intangible assets	13,444	13,445	6,935	38,389	20,244
Transaction and integration costs related to strategic investments and acquisitions (1)	7,242	4,560	4,774	18,290	9,731
Compensation taxes related to Employee XSP vesting	185	9,417	—	9,717	9,782
Litigation and regulatory costs	2,380	1,886	5,490	5,600	8,313
Severance costs (1)	—	681	—	2,730	—
Debt inducement expense	—	—	—	—	28,666
Inventory step-up amortization	—	—	—	—	607
Income tax effects	(28,290)	(41,475)	(35,526)	(70,218)	(88,885)
Non-GAAP net income	$143,538	$155,477	$102,746	$431,956	$401,357
Non-GAAP net income as a percentage of net sales	15.8%	17.2%	14.5%	16.5%	20.2%

Diluted income (loss) per common share
GAAP	$0.68	$0.36	$(0.03)	$3.08	$1.48
Non-GAAP	$1.72	$1.88	$1.24	$5.21	$4.88

Weighted average number of diluted common and common equivalent shares outstanding	83,673	82,541	83,045	82,928	82,218
____________________________________________________________________________________
(1)For the three and nine months ended September 30, 2026, non-recurring compensation costs were $5.5 million and $8.2 million, respectively. These costs consisted of stock-based compensation, cash payments and employee benefits, the majority of which derived from acquisition integration activities.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Net sales	$908,554	$904,389	$710,641	$2,620,288	$1,982,812
Cost of sales	(393,576)	(357,942)	(283,293)	(1,081,577)	(785,982)
Gross margin	514,978	546,447	427,348	1,538,711	1,196,830
Stock-based compensation expense	12,960	11,341	12,703	34,804	38,151
Amortization of acquired intangible assets	10,302	10,301	5,399	29,569	15,548
Compensation taxes related to Employee XSP vesting	—	1,059	—	1,059	1,488
Severance costs	—	(25)	—	141	—
Inventory step-up amortization	—	—	—	—	607
Adjusted gross margin	$538,240	$569,123	$445,450	$1,604,284	$1,252,624
Gross margin	56.7%	60.4%	60.1%	58.7%	60.4%
Adjusted gross margin	59.2%	62.9%	62.7%	61.2%	63.2%
Software & Services

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Net sales	$437,030	$397,836	$305,242	$1,189,390	$860,157
Cost of sales	(124,947)	(114,081)	(80,120)	(336,931)	(219,121)
Gross margin	312,083	283,755	225,122	852,459	641,036
Amortization of acquired intangible assets	8,572	8,572	4,081	24,380	11,560
Stock-based compensation expense	7,110	5,825	5,119	17,663	15,508
Compensation taxes related to Employee XSP vesting	—	633	—	633	854
Severance costs	—	—	—	20	—
Adjusted gross margin	$327,765	$298,785	$234,322	$895,155	$668,958
Gross margin	71.4%	71.3%	73.8%	71.7%	74.5%
Adjusted gross margin	75.0%	75.1%	76.8%	75.3%	77.8%

Connected Devices

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Net sales	$471,524	$506,553	$405,399	$1,430,898	$1,122,655
Cost of sales	(268,629)	(243,861)	(203,173)	(744,646)	(566,861)
Gross margin	202,895	262,692	202,226	686,252	555,794
Stock-based compensation expense	5,850	5,516	7,584	17,141	22,643
Amortization of acquired intangible assets	1,730	1,729	1,318	5,189	3,988
Compensation taxes related to Employee XSP vesting	—	426	—	426	634
Severance costs	—	(25)	—	121	—
Inventory step-up amortization	—	—	—	—	607
Adjusted gross margin	$210,475	$270,338	$211,128	$709,129	$583,666
Gross margin	43.0%	51.9%	49.9%	48.0%	49.5%
Adjusted gross margin	44.6%	53.4%	52.1%	49.6%	52.0%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	30 SEP 2026	31 DEC 2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,458,817	$1,201,147
Short-term investments	181,587	505,417
Marketable securities	14,751	27,213
Accounts and notes receivable, net of allowance	838,294	777,486
Contract assets, net	866,856	582,630
Inventory	579,225	341,811
Prepaid expenses	201,603	149,800
Other current assets	141,084	127,548
Total current assets	4,282,217	3,713,052

Property and equipment, net	357,342	330,979
Deferred tax assets, net	333,585	359,803
Intangible assets, net	268,817	196,972
Goodwill	1,885,348	1,370,189
Long-term notes receivable, net	1,704	6,066
Long-term contract assets, net	298,906	178,249
Strategic investments	924,934	416,833
Other long-term assets	479,924	428,170
Total assets	$8,832,777	$7,000,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$249,940	$139,086
Accrued liabilities	398,475	510,538
Current portion of deferred revenue	742,247	714,708
Current portion of notes payable, net	—	80,552
Customer deposits	17,020	16,156
Other current liabilities	19,220	9,107
Total current liabilities	1,426,902	1,470,147

Deferred revenue, net of current portion	435,326	359,902
Liability for unrecognized tax benefits	26,517	24,376
Long-term deferred compensation	34,573	23,675
Long-term lease liabilities	100,861	98,942
Long-term notes payable, net	2,868,037	1,730,170
Other long-term liabilities	177,633	50,443
Total liabilities	5,069,849	3,757,655

Stockholders’ Equity:
Common stock	1	1
Additional paid-in capital	2,764,868	2,475,035
Treasury stock	(180,164)	(157,242)
Retained earnings	1,192,415	936,670
Accumulated other comprehensive loss	(14,192)	(11,806)
Total stockholders’ equity	3,762,928	3,242,658
Total liabilities and stockholders’ equity	$8,832,777	$7,000,313

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$57,006	$29,427	$(2,186)	$255,745	$121,911
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	156,365	143,996	146,152	435,062	425,635
Gain on strategic investments and marketable securities, net	(59,743)	(6,783)	(22,893)	(257,616)	(134,647)
Debt inducement expense	—	—	(82)	—	28,584
Depreciation and amortization	33,235	32,463	19,606	96,059	56,216
Provision for bad debts and inventory	4,578	662	2,574	7,208	8,828
Deferred income taxes	24,637	(6,564)	16,369	36,093	(53,696)
Noncash lease expense	3,698	3,743	2,880	10,962	7,026
Other noncash items	16,711	3,028	(6,228)	27,913	8,904
Change in assets and liabilities:
Receivables and contract assets	(192,007)	(305,834)	(153,220)	(448,926)	(366,053)
Inventory	(93,042)	(80,386)	(10,079)	(238,141)	(58,177)
Deferred revenue	120,561	4,961	72,699	85,227	21,556
Accounts payable, accrued and other liabilities	3,255	256,578	23,555	108,786	44,730
Prepaid expenses and other assets	(55,567)	(55,214)	(29,133)	(110,125)	(116,713)
Net cash provided by (used in) operating activities	19,687	20,077	60,014	8,247	(5,896)
Cash flows from investing activities:
Purchases of investments	(187,899)	(10,892)	(251,876)	(490,743)	(2,045,738)
Business combinations, net of cash acquired	(425)	(1,912)	(19,000)	(552,018)	(22,809)
Proceeds from call, maturity, and sale of investments	75,085	185,000	887,902	509,430	1,644,556
Purchases of property and equipment	(38,588)	(21,049)	(26,635)	(82,762)	(74,450)
Other, net	(705)	28	(132)	(2,201)	(49)
Net cash (used in) provided by investing activities	(152,532)	151,175	590,259	(618,294)	(498,490)
Cash flows from financing activities:
Net proceeds from equity offering	(218)	100,477	178,281	100,259	362,241
Proceeds from issuance of notes	1,150,000	—	—	1,150,000	1,750,000
Purchase of capped calls related to the 2031 convertible senior notes	(114,885)	—	—	(114,885)	—
Principal payments for conversion and redemption of convertible debt	—	—	(19)	(81,110)	(407,472)
Income and payroll tax payments for net-settled stock awards	(26,964)	(129,982)	(16,796)	(167,156)	(209,631)
Payments to third parties for debt issuance, amendments, conversion, redemption and capped call activity	(16,347)	—	(2,153)	(17,311)	(26,888)
Other, net	1,500	(825)	(150)	671	(226)
Net cash provided by (used in) financing activities	993,086	(30,330)	159,163	870,468	1,468,024
Effect of exchange rate changes on cash and cash equivalents	2,163	(2,454)	(756)	(1,786)	5,741
Net change in cash and cash equivalents	862,404	138,468	808,680	258,635	969,379
Cash and cash equivalents and restricted cash, beginning of period	609,624	471,156	627,462	1,213,393	466,763
Cash and cash equivalents and restricted cash, end of period	$1,472,028	$609,624	$1,436,142	$1,472,028	$1,436,142

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2026	30 JUN 2026	30 SEP 2025	30 SEP 2026	30 SEP 2025
Net cash provided by (used in) operating activities	$19,687	$20,077	$60,014	$8,247	$(5,896)
Purchases of property and equipment	(38,588)	(21,049)	(26,635)	(82,762)	(74,450)
Free cash flow, a non-GAAP measure	(18,901)	(972)	33,379	(74,515)	(80,346)
Bond premium amortization	68	—	2,902	434	7,451
Net campus investment	889	262	355	1,303	1,524
Adjusted free cash flow, a non-GAAP measure	$(17,944)	$(710)	$36,636	$(72,778)	$(71,371)
AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	30 SEP 2026	31 DEC 2025
Cash and cash equivalents	$1,458,817	$1,201,147
Restricted cash	13,211	12,246
Short-term investments	181,587	505,417
Cash, cash equivalents, restricted cash and investments, net	1,653,615	1,718,810
Current portion of notes payable, principal amount	—	(81,110)
Long-term notes payable, principal amount	(2,900,000)	(1,750,000)
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$(1,246,385)	$(112,300)